                                    September 11, 2008

Oppenheimer International Value Fund
6803 South Tucson Way
Englewood, CO 80112-3924

      Subject:    Oppenheimer Quest International Value Fund, Inc.

Ladies and Gentlemen:

              We have acted as counsel to Oppenheimer Quest International
Value Fund, Inc., a Maryland corporation (the "Fund"), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the
"Commission") of a Registration Statement on Form N-14 (the "Registration
Statement") under the Securities Act of 1933, as amended. The purpose of the
Registration Statement is to register shares to be issued by the Fund, in connection with the acquisition of substantially all of the assets of
Oppenheimer International Value Fund, a Massachusetts business trust, by and in exchange for shares of common stock, par value $0.01 per share (the
"Shares"), of the Fund.

         We have reviewed Fund's Articles of Incorporation and By-laws, each as supplemented and amended; the form of Agreement and Plan of Reorganization for the Transaction, which was approved by the Fund's Board of Directors (the
"Agreement"); and resolutions adopted by the Fund's Board of Directors in connection with the Transaction (the "Resolutions").  We have also reviewed such other documents and made such other investigations as we have deemed appropriate.  As to questions of fact material to this opinion, we have relied upon statements, representations and certificates of officers or representatives of the Fund, public officials and others.  We have not independently verified the facts so relied on.

          This opinion is based exclusively on the laws of the State of
Maryland governing the issuance of the shares of the Fund, and does not extend to the securities or "blue sky" laws of the State of Maryland, the
Commonwealth of Massachusetts or other States. As to matters of Maryland law contained in this opinion, we have relied upon the opinion of Venable LLP dated the date hereof.

         We have assumed for purposes of this opinion that prior to issuance of any of the Shares, Articles Supplementary confirming the classification and designation of the Shares will be filed by the Fund and accepted for record by the State Department of Assessments and Taxation of Maryland and
that upon any issuance of the Shares, the total number of shares of each class of common stock issued and outstanding will not exceed the total number of shares of each class of common stock that the Company is then authorized to issue under the Fund's Articles of Incorporation, as supplemented and amended.

          On the basis of the foregoing, it is our opinion that the issuance of the Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Resolutions and the
Agreement, the Shares will be validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us as legal counsel to the Fund in the Registration Statement.  We do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the 1933 Act or the rules and regulations of the Securities and
Exchange Commission thereunder.

                                    Very truly yours,

                                    /s/  Kramer Levin Naftalis & Frankel LLP